UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2005
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On October 28, 2005, Mervyn McCulloch was appointed the registrant’s chief financial officer, replacing Charles Yeagley who tendered his resignation for health reasons. The registrant issued a release on November 3, 2005 announcing this appointment, which is being furnished as Exhibit 99.1.
     From November 2003 until he joined the registrant, Mr. McCulloch served as chief executive officer and chief financial officer of Instone LLC, a sports nutrition and diet products start-up company based in Irvine, California. From November 2001 until November 2003, Mr. McCulloch was a business consultant advising start-ups, turnaround candidates and other companies seeking equity funding. From October 2000 until October 2001, he served as chief financial officer of Inovio Biomedical Corp., a public company based in La Jolla, California. From July 1999 until he joined Inovio, he served as executive vice president and group chief financial officer of Fairlight Inc., a digital and video post production software technology company based in Hollywood, California. Mr. McCulloch is a certified public accountant and was a partner of Deloitte & Touche from March 1972 to March 1990. Mr. McCulloch is a graduate of the University of South Africa and of the University of Witwatersrand Graduate Business School Executive Development Program.
     As chief financial officer, Mr. McCulloch will receive a salary of $250,000, and he will be eligible to participate in the registrant’s bonus and stock option plans. Upon his appointment, Mr. McCulloch was granted options to purchase 25,000 shares of the registrant’s common stock at an exercise price of $9.65 per share. Of the total options granted, one-third will vest and become exercisable on each of the first three anniversary dates of his date of employment. If he is terminated within two years of his employment without cause or as a result of a change of control that results in Selwyn Joffe no longer being the registrant’s chief executive officer, Mr. McCulloch will be entitled to a severance payment equal to three months’ salary.
Item 9.01 Financial Statements and Exhibits.
The following exhibit is furnished with this Current Report pursuant to Item 5.02:
(c) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 3, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: November 3, 2005	/s/ MICHAEL UMANSKY
Michael Umansky
General Counsel